Exhibit 21.1

PHOTOMEDEX, INC.

a Nevada corporation

LIST OF SUBSIDIARIES

(as of December 31, 2016)

Radiancy, Inc. a Delaware corporation

PhotoMedex Technology, Inc., a Delaware corporation

Lumiere, Inc., a Nevada corporation**

Radiancy (Israel) Ltd., a company organized under the laws of Israel

Photo Therapeutics Limited, a company organized under the laws of England and Wales

Lightsource Laboratories, Ltd., a company organized under the laws of England and Wales

Radiancy (HK) Limited, a company organized under the laws of Hong Kong

ProCyte Corporation, a Washington corporation *

Photo Therapeutics, Inc., a Delaware corporation *

*  Merged with PhotoMedex, Inc. on December 31, 2011

** Closed during the year ending December 31, 2017